Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-285084

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-285084

Ford
PRO™
FinSimple®

Invest in Ford Credit with Ford Interest Advantage

Dear Ford Pro FinSimple Customer,

Ford Credit, the company that brought you Ford Pro™ FinSimple®, is pleased to offer U.S. individuals and corporate entities an opportunity to invest in its Ford Interest Advantage (FIA) Floating Rate Demand Notes. For over 40 years, this flexible and liquid investment product has made it easy to invest in Ford Credit's debt. The FIA currently offers an attractive interest rate of 3.75%*. FIA is available only by prospectus.

FIA Program Features:

- Minimum required initial investment of $1,000**
- Secure online management via desktop browser or FIA's mobile app
- Electronic transfers with ACH, bill pay, and self-service wires***
- Interest rate is at least 0.25% higher than the average yield for all taxable money funds, as reported weekly in iMoneyNet Money Fund Average™

For Corporations, LLCs, Partnerships, and Associations: A paper application is required. Please visit the Ford Interest Advantage website to read the prospectus, then download the PDF application and corporate resolution to apply.

For Individuals: Individuals may apply using the convenient online application found on the Ford Interest Advantage website.

*Rate as of 5/18/2026. Yield of 3.82%, ** Fees apply if balance falls below this amount, ***Wire transfer fees apply.

Important Disclosure: The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not insured by the Federal Deposit Insurance Corporation, they are not guaranteed by Ford Motor Credit Company, and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As investments in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940.

The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This communication does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S citizens and resident aliens with U.S. Taxpayer ID (e.g., Social Security Number) may apply.

Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note program. The documents may be obtained free of charge through EDGAR on the SEC Website . Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614.

Easy Ways to Contact Us:

VISIT FORD INTEREST ADVANTAGE WEBSITE
https://www.ford.com/finance/investor-center/ford-interest-advantage/

CONTACT US
1-800-462-2614